Exhibit 23.28

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Registration Statement on Form S-3 of the Company

I, Sarah Bull, am named in the Registration Statement on Form S-3 of the Company with respect to certain mineral resource estimates relating to the Alacran Project and other technical and scientific information (collectively, the “Expert Information”).

I understand that the Company wishes to make reference to my name and the Expert Information in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-3”). I further understand that the Company wishes to use extracts and/or information from the Expert Information in the Form S-3. I have been provided with a copy of the Form S-3 and have reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, I do hereby consent to:

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Information in the Form S-3; and

•	the use, in the Form S-3, of extracts and information from the Expert Information, or portions thereof, that were prepared by me that I supervised the preparation of and/or that I have reviewed and approved.

I also confirm that where my work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: June 7, 2024

By:	/s/ Sarah Bull
Sarah Bull
Principal Engineer